Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang, Senior Vice President
(617) 796-8230

The RMR Group Announces Incentive Business Management Fees

Earned in Calendar Year 2017

Newton, MA (January 19, 2018):  The RMR Group Inc. (Nasdaq: RMR) today announced that a total of $155.9 million in incentive business management fees has been earned for the 2017 calendar year from certain managed companies based upon the three year measurement periods ended December 31, 2017.  Incentive business management fees, if earned, are payable annually in January following the year in which they are earned.

RMR earned $74.6 million from Hospitality Properties Trust (Nasdaq: HPT).  HPT’s three year total return, as defined, exceeded the total return of the SNL U.S. REIT Hotel Index by 15.0%.

RMR earned $55.7 million from Senior Housing Properties Trust (Nasdaq: SNH).  SNH’s three year total return, as defined, exceeded the total return of the SNL U.S. REIT Healthcare Index by 8.9%.

RMR earned $25.6 million from Select Income REIT (Nasdaq: SIR).  SIR’s three year total return, as defined, exceeded the total return of the SNL U.S. REIT Equity Index by 9.8%.

More information concerning the calculation of the incentive business management fee can be found under the heading “Incentive Fee” in each managed company’s most recent Annual Report on Form 10-K filing, which is available on the Securities and Exchange Commission’s website located at www.sec.gov.

The RMR Group Inc. is a holding company, and substantially all of its business is conducted by its majority owned subsidiary, The RMR Group LLC. The RMR Group LLC is an alternative asset management company that primarily provides management services to publicly traded REITs and real estate operating companies. As of September 30, 2017, The

RMR Group LLC had approximately $28.5 billion of total assets under management, including more than 1,400 properties, and employed over 475 real estate professionals in more than 35 offices throughout the United States; the companies managed by The RMR Group LLC collectively had over 53,000 employees and total revenues for the 12 months ended September 30, 2017 of over $11 billion. The RMR Group Inc. is headquartered in Newton, Massachusetts.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON RMR’S PRESENT BELIEFS AND EXPECTATIONS, BUT THESE STATEMENTS AND THE IMPLICATIONS OF THESE STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, SOME OF WHICH ARE BEYOND RMR’S CONTROL. FOR EXAMPLE, THIS PRESS RELEASE REPORTS THAT AGGREGATE INCENTIVE BUSINESS MANAGEMENT FEES OF $155.9 MILLION HAVE BEEN EARNED FROM CERTAIN MANAGED COMPANIES FOR THE YEAR ENDED DECEMBER 31, 2017. AN IMPLICATION OF THIS STATEMENT MAY BE THAT INCENTIVE BUSINESS MANAGEMENT FEES MAY BE EARNED IN THE FUTURE. THE INCENTIVE BUSINESS MANAGEMENT FEES WHICH MAY BE EARNED ARE BASED UPON TOTAL RETURNS REALIZED BY THE SHAREHOLDERS COMPARED TO THE SHAREHOLDERS TOTAL RETURN OF CERTAIN IDENTIFIED INDICES. RMR HAS LIMITED CONTROL OVER THE TOTAL RETURNS REALIZED BY SHAREHOLDERS OF ITS MANAGED COMPANIES AND EFFECTIVELY NO CONTROL OVER INDEXED TOTAL RETURNS. THERE CAN BE NO ASSURANCE THAT INCENTIVE BUSINESS MANAGEMENT FEES WILL BE EARNED IN THE FUTURE.

FOR THE FOREGOING REASONS, AMONG OTHERS, INVESTORS IN THE RMR GROUP INC. SECURITIES ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS. EXCEPT AS REQUIRED BY LAW, THE RMR GROUP INC. UNDERTAKES NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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